June 30, 2012

Mr. Hendrik Jacobs
CH3 5AU Chester,
United Kingdom

Dear Rik:

As per our discussions, I am most pleased to offer you the position of President and Chief Operating Officer, SunOpta Inc.

Personally, I am extremely confident that you will be a great fit with SunOpta and vice versa. Even more important, I am sure the role will be both challenging and rewarding, but also a great deal of fun as we continue to grow and position SunOpta as a world class leader in natural and organic foods.

The terms of this offer are obviously contingent upon on you achieving work status in Canada. This process is currently ongoing and I am confident that we will have finalized this in the near future.

POSITION DESCRIPTION:

While we will work together to finalize a number of organizational and operating objectives and priorities, the key aspects of the President and Chief Operating Officer role will be:

Member of SunOpta Inc. Senior Management Committee.

Operational and strategic leadership of SunOpta Foods, with a focus on:
Revenue development and improved customer facing processes,
Alignment of resources for maximum operating efficiency and effectiveness,
Operational excellence,
Development of improved operating margins and return on assets employed,
Operational risk assessment and ongoing management of key risks, and;
Strategic positioning of SunOpta Foods.

Guide and direct key personnel within SunOpta Foods Group in the development, production, promotion, distribution and financial aspects of the Group’s products and services.

Lead the preparation of short-term and long range plans and budgets for SunOpta Foods based on broad corporate goals and growth objectives.

Direct participation in assessing potential acquisition and merger targets, ensuring that post acquisition synergies and integration of existing business units are realized in order to drive improved business practices and return on investment.

Strategic leadership and management of SunOpta Sustainability and Global Supply Chain activities.

Ongoing evaluation and reporting on the results of operations (sales, margins, overheads, key operating metrics, etc)

Maintain a sound staffing and organizational plan, further developing policies and practices to drive management development and provide for capable succession planning.

Ensure that all organization activities and operations are carried out in compliance with all jurisdictional regulations and SOX requirements.

Work in hand with SunOpta Inc. Executive Management Team Members (CFO, CAO, Legal and Business Development, others) to ensure functional priorities are addressed within operations.

Ongoing support/partnership with the Chief Executive Officer and other senior executives in areas such as investor relations, strategic planning, mergers and acquisitions and organizational development.

In this role a number of executive level positions will report directly to you including:
President, SunOpta Grains and Foods Group (Allan Routh)
President, SunOpta Ingredients Group (Scott Gordon)
President(s) , SunOpta Consumer Products Group (Chris Bouchard, Joseph Stern)
President(s), SunOpta International Foods Group (Gerard Versteegh)
Vice President, Sustainability (Bill Van Heeswyk)*

* Initially all of the Food Group President’s will report to you and we will determine a mutually agreeable time for the transition of the Sustainability function to your leadership.

REPORTING TO:	Steve Bromley, currently President and Chief Executive Officer

LOCATION:	Corporate Head Office, presently located at 2838 Bovaird Drive West, Brampton, Ontario L7A 0H2

STARTING DATE:	August 1, 2012 or a date to be mutually agreed upon.

COMPENSATION AND BENEFITS:

Salary: Your base salary will be $500,000 CDN per annum and you will be paid bi-weekly (every other Friday). Your salary and related compensation package will be reviewed annually with the next review scheduled for April 1, 2013.

Short Term Incentive/Bonus: You will be entitled to a target short term incentive/bonus of 50% of your base salary. The short term inventive plan is administered in line with the fiscal reporting calendar. You will be eligible for bonus based on the SunOpta Corporate Bonus Plan, which is based on a combination of budgeted return on net asset (RONA) results in each of the operating groups (50%), budgeted corporate return on equity (25%) and budgeted net earnings at the corporate level (25%). This plan has a minimum threshold of 90% for all parameters and an upside payable at 1% of target bonus overachievement for each metric. For net earnings at a corporate level the over-achievement starts at 100% of the budget before any allowance. Your bonus for 2012 will be pro-rated based on your starting date. The terms of this plan are reviewed on an annual basis by the Board of Directors and are subject to change.

Long-Term Incentive – In addition to the one time initial grant of employee stock options detailed below, you will be entitled to a long-term incentive. Currently the incentive is awarded via an annual grant of stock options equivalent to 50% of your base salary, rounded to the nearest 100 shares. The calculation of the value of the options toward the amount of 50% will be based on the ‘Black-Scholes’ method of determining stock option value. The annual option grant is at the sole discretion of the Board of Directors.

It is the intention of the Board of Directors to do a complete review of the short term and long term incentive plans this year with any changes applicable for 2013.

Initial Stock Option Grant: You will be granted 250,000 stock options on joining the Company. Pricing for these options will be based on the closing price of SunOpta shares on the NASDAQ on the day prior to you joining the Company. Options have a ten year term and vest over five years with the first 20% vesting after one year and 20% per year thereafter. In the event the Company is unable to issue and price stock options on the day prior to you joining the Company due to restrictions with the issuance of securities by regulatory authorities, these options will be issued and priced based on the closing price on such date which is two days after the lifting of applicable restrictions or the earliest date authorized by the applicable regulatory authorities.

Benefits: The Company provides family health, hospital, vision and dental coverage. Some of the coverage highlights are as follows:

a)	Medical and Dental Coverage;
b)	Paramedical services;
c)	Vision Coverage every two years;
d)	Life Insurance (3 Times Salary to maximum $750,000 CDN)
e)	Accidental death & dismemberment (3 Times Salary to maximum $750,000 CDN)

Life insurance premiums paid for by the Company are a taxable benefit and will be added to your income on your annual T4.

Enrollment in the long-term disability plan is mandatory for all employees; the plan covers up to 66% of your income if you become disabled to a maximum of $10,000 per month. Premiums for disability insurance are paid directly by the employee, through payroll deduction, to ensure that any benefits received from this plan are non-taxable.

Should you become disabled and unable to work, the company will pay your full salary through the elimination period of 180 days.

You will be eligible for an annual medical and related follow-up coverage provided via Medcan, at the Company’s expense.

The Company may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract.

A copy of the Company’s current group benefits plan is attached as Exhibit A. As a result of the recent sale of Purity Life Natural Health Products, the plan will be amended in the future for new employees. In any event, the Company will ensure the benefits provided are consistent with the terms of the current plan as attached.

RRSP (Registered Retirement Savings Plan): You may contribute up to 5% of your salary by payroll deduction into your individual RRSP. The Company will match your contribution into your RRSP, $1 for $1, up to 50% of the maximum applicable under the Income Tax Act in any given year (the combination of your contribution and the Company contribution reaching the maximum). The total contribution limit for 2012 is $22,970 CDN.

Vacation: You will be entitled to four (4) weeks vacation per annum, all to be scheduled based on business needs. SunOpta’s vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved. This vacation will be pro-rated for the 2012 vacation year.

Auto Allowance: You will be provided a monthly auto allowance of $1,000 CDN, plus reimbursement of reasonable operating costs including insurance, gas, normal maintenance and 407 ETR fees.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Membership Fees: You will be entitled to reimbursement of annual membership fees up to a maximum of $2,500.

Transition Support: You will be provided transition support of $4,000 per month, net of applicable taxes, for a period of 12 months ($48,000 total). The total amount will be paid via lump sum once you join the company. In the event you choose not to stay with the company for the initial 12 month period, you agree to reimburse the company for the amount of the transition support which was not earned.

Relocation: The Company will reimburse you for all reasonable relocation expenses for you and your family to relocate from the United Kingdom to the Greater Toronto Area. The costs to ship your personal sailboat will be shared on a 50/50 basis. You will provide and estimates of relocation costs at your earliest convenience.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of your base salary into the Employee Stock Purchase Plan, subject to maximum contribution limits as detailed in the Plan. (Plan limits value of stock received through the plan to a maximum of $25,000 per year). Stock is issued at the end of each quarterly offering period based on a 15% discount to the average share price immediately before the end of the offering period. You are eligible to enroll in the plan at the beginning of the next offering period subsequent to your start date. All senior management are encouraged to utilize this plan as one of the methods available to establish an ownership position over time.

Change of Control and Termination Without Cause: In the event of a Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest. In addition, in the event of a Change of Control, should material changes be proposed to your position, you will have the option to receive a lump sum severance payment equal to eighteen (18) months of the total of your then annual base salary and annual bonus, plus the continuation of the auto allowance and medical, dental and insurance benefits, with the exception of short and long term disability insurance, for a period of eighteen (18) months following the date that employment is terminated.

In the event of termination of your employment without cause, you will receive severance benefits of eighteen months base salary, bonus, plus continuation of auto allowance and allowable medical and insurance benefits during the severance period.

For the purposes of calculating severance under Change of Control or Termination Without Cause above, the bonus will be based on the higher of the average of the pro-rated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment.

Termination of Employment: You may resign your employment with the Company upon providing at least twelve weeks advance notice of your expected last day of work (‘resignation date’). Once the Company has received your resignation it may, at its sole discretion, terminate your employment at any time prior to your resignation date in which case you will continue to be paid up to your ‘resignation date’ and the Company will have no liability for termination severance pay or damages whether at common law or otherwise.

In the event you decide to terminate your employment as a result of your perceived material inability to execute the responsibilities of your position, you will receive benefits of twelve months base salary and annual bonus, plus continuation of auto allowance and allowable medical and insurance benefits during the termination period. For greater clarity, this provision will apply to circumstances whereby due to decisions taken by myself or the Board of Directors, you are not able to execute key responsibilities of your position such as decisions on hiring or firing, thereby limiting your ability to be effective in your role. In the event you wish to exercise the provisions of this clause, final approval will be subject to the approval of the Chairpersons of both the Compensation Committee and the Corporate Governance Committee. In the event they do not mutually agree on the matter, the final decision will rest with the Chairman of the Board of Directors.

For this provision the determination of annual bonus will be based on the higher of the average of the prorated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment. In the event you have not been employed for two years, the bonus will be based on the average earned over the period of employment, prorated for twelve months.

SUNOPTA POLICIES

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of Business Ethics and Code of Conduct Policy attached as Exhibit B.

The agreement arising from your acceptance of this offer will be governed by and constructed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Rik, I am very pleased to have you join the SunOpta Corporate team in this role and have the opportunity to work with you as we build a world class natural and organic foods company.

Assuming these terms are acceptable, please sign and return a copy to my attention.

Yours sincerely,

/s/ Steve Bromley
Steve Bromley
President and CEO
SunOpta Inc.

I hereby agree to and accept the above.

/s/ Hendrik Jacobs
Hendrik Jacobs

Agreed on this 30th day of June, 2012.